Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2022, Ares Management Corporation had the following class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its Class A common stock, par value $0.01 per share.
In this exhibit, “we,” “us” and “our” means Ares Management Corporation, a Delaware corporation, and its successors, but not any of its subsidiaries.
DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws, copies of which are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and applicable provisions of Delaware law.
Our authorized capital stock consists of 3,500,000,000 shares, all with a par value of $0.01 per share, of which:
• 1,500,000,000 are designated as Class A common stock;
• 500,000,000 are designated as non-voting common stock;
• 1,000 are designated as Class B common stock;
• 499,999,000 are designated as Class C common stock; and
• 1,000,000,000 are designated as preferred stock, of which 12,400,000 shares are designated as Series A Preferred Stock.
We had outstanding as of December 31, 2022:
• 173,892,036 shares of Class A common stock;
• 3,489,911 shares of non-voting common stock;
• 1,000 shares of Class B common stock; and
• 117,231,288 shares of Class C common stock.
In addition, as of December 31, 2022, 21,833,218 shares of Class A common stock are issuable upon the exercise of outstanding equity awards.
Common Stock
Economic Rights
Dividends. Subject to preferences that apply to shares of Series A Preferred Stock and any other shares of preferred stock outstanding at the time, the holders of our Class A common stock and non-voting common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. The holders of our Class B common stock and Class C common stock do not have any rights to receive dividends.
Liquidation. If we become subject to an event giving rise to our dissolution, liquidation or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock, non-voting common stock and any participating preferred stock outstanding at that time ranking on a parity with our Class A common stock with respect to such distribution, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of our Series A Preferred Stock and any other outstanding shares of preferred stock. The holders of our Class B common stock and Class C common stock do not have any rights to receive distributions upon our dissolution, liquidation or winding up.
Voting Rights
Except as expressly provided in our Certificate of Incorporation, the holders of our Class A common stock, Class B common stock and Class C common stock will be entitled to vote on all matters on which stockholders of a corporation are entitled to vote under the Delaware General Corporation Law (the “DGCL”), including the election of our board of directors. The holders of non-voting common stock shall have no voting powers on any matter on which the stockholders are required or permitted to vote, except as expressly provided in our Certificate of Incorporation or required by applicable law or regulation.
Holders of our Class A common stock are entitled to one vote per share of Class A common stock.
On January 31 of each year, our board of directors will determine whether the Ares Ownership Condition (as defined below) is satisfied. The “Ares Ownership Condition” is a determination of our board of directors on or about January 31 of each year as to whether the total voting power held collectively by (i) holders of our Class C common stock (currently only Ares Voting LLC), (ii) then-current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. (“Ares Owners”), without duplication, is at least 10% of the collective voting power of our outstanding Class A common stock and our Class C common stock, voting together as a single class. For purposes of determining whether the Ares Ownership Condition is satisfied, our board of directors will treat as outstanding, and as held by the foregoing persons, all shares of common stock deliverable to such persons pursuant to equity awards granted to such persons. On any date on which the Ares Ownership Condition is satisfied, holders of our Class B common stock are entitled to a number of votes, in the aggregate, equal to (x) four times the aggregate number of votes attributable to the Class A common stock minus (y) the aggregate number of votes attributable to the Class C common stock. On any date on which the Ares Ownership Condition is not satisfied, holders of our Class B common stock are not entitled to vote on any matter submitted to a vote of our stockholders.
Ares Management GP LLC is the sole holder of shares of our Class B common stock. Ares Voting LLC, the sole holder of our Class C common stock, is generally entitled to a number of votes equal to the number of Ares Operating Group Units held of record by each limited partner of the Ares Operating Group Partnerships (as defined below) (other than us and our subsidiaries). If in the future other persons are admitted to the Ares Operating Group Partnerships as limited partners and are issued shares of our Class C common stock, such other holders of our Class C common stock will be entitled, in the aggregate, to a number of votes equal to the number of Ares Operating Group Units held of record by such holder of Class C common stock. If the ratio at which Ares Operating Group Units are exchangeable for shares of our Class A common stock changes from a one-for-one basis, the number of votes to which the holders of the Class C common stock are entitled will be adjusted accordingly.
    Except as provided in our Certificate of Incorporation and Bylaws and under the DGCL and the rules of the New York Stock Exchange (the “NYSE”), shares of our Series A Preferred Stock are generally non-voting.

Our Certificate of Incorporation provides that the number of authorized shares of any class of stock, including our Class A common stock, may be increased or decreased (but not below the number of shares of such class then outstanding) with the approval of a majority of the voting power of our outstanding capital stock entitled to vote thereon. However, given the disparity in the voting power of our classes of common stock, on any date on which the Ares Ownership Condition is satisfied, holders of our Class B common stock will control any such vote and are effectively able to approve an increase or decrease in the number of authorized shares of any other class of common stock without a separate vote of the holders of the applicable class of common stock. This could allow holders of our Class B common stock to increase and issue additional shares of Class A common stock and/or Class C common stock beyond what is currently authorized in our Certificate of Incorporation without the consent of the holders of the applicable class of common stock. Additional classes of common stock having special voting rights could also be issued.
No Preemptive or Similar Rights
Our Class A common stock, Class B common stock and Class C common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions. Our non-voting common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Our non-voting common stock is entitled to conversion, effective immediately upon any Widely Dispersed Offering, pursuant to which each share of non-voting common stock so transferred shall automatically be converted into one share of Class A common stock.

Exchange
Three of our indirect subsidiaries, Ares Holdings L.P., Ares Offshore Holdings L.P. and Ares Investments L.P. (collectively, the “Ares Operating Group Partnerships”) issued units representing limited partnership interests (a partnership unit in each of the Ares Operating Group Partnerships, collectively, an “Ares Operating Group Unit”) that are exchangeable for our Class A common stock pursuant to the Fifth Amended and Restated Exchange Agreement among us and the other parties thereto (the “Exchange Agreement”), on a one-for-one basis, subject to customary adjustments for splits, unit dividends and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. On April 1, 2021, we completed an internal reorganization (the “Reorganization”) that simplified the organizational structure and merged Ares Offshore Holdings L.P. and Ares Investments L.P. with Ares Holdings L.P. As a result of the Reorganization, Ares Holdings L.P. became the sole entity in the Ares Operating Group. When Ares Operating Group Units are exchanged for shares of Class A common stock, the number of votes to which the shares of our Class C common stock are entitled shall automatically be reduced by the number of Ares Operating Group Units so exchanged. However, so long as the Ares Ownership Condition is satisfied, the issuance of Class A common stock would increase the number of votes to which holders of Class B common stock are entitled.
Limited Call Right
If at any time:
(i) less than 10% of the then issued and outstanding shares of any class (other than Class B common stock, Class C common stock, non-voting common stock and preferred stock) are held by persons other than the members of Ares Partners Holdco LLC (the “Holdco Members”) or their respective affiliates; or
(ii) we are subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended, we will have the right, which we may assign in whole or in part to any record holder of Class B common stock or any of its affiliates, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons.
As a result of our right to purchase outstanding shares of common stock, a stockholder may have their shares purchased at an undesirable time or price.
Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers (including voting powers), preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders (except as may be required by the terms of any preferred stock then outstanding). Our board of directors may also increase (but not above the total number of shares of preferred stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of that series then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. The powers, preferences and rights of each series of preferred stock, and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the proportion of voting power held by, or other relative rights of, the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of the Class A common stock or the proportion of voting power held by, or other relative rights of, the holders of the Class A common stock.

Conflicts of Interest
The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation, to the maximum extent permitted from time to time by the DGCL, renounces any interest or expectancy that we have in any business ventures of (a) each member of our board of directors and our officers, (b)

each record holder of Class B common stock, (c) Ares Management GP LLC (our “Former General Partner”), (d) any person or entity who is or was a “tax matters partner” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”) prior to amendment by P.L. 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), member, manager, officer or director of any record holder of Class B common stock or our Former General Partner, (e) any member, manager, officer or director of any record holder of Class B common stock or our Former General Partner who is or was serving at the request of any record holder of Class B common stock or our Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person or entity, (f) any person or entity who controls any record holder of Class B common stock or our Former General Partner and (g) certain other specified persons (collectively, the “Indemnitees”). Our Certificate of Incorporation provides that each Indemnitee has the right to engage in businesses of every type and description, including business interests and activities in direct competition with our business and activities. Our Certificate of Incorporation also waives and renounces any interest or expectancy that we may have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to the Indemnitees. Notwithstanding the foregoing, pursuant to our Certificate of Incorporation, each record holder of Class B common stock has agreed that its sole business will be to act as a record holder of Class B common stock and as a general partner or managing member of any partnership or limited liability company that we may hold an interest in and that it will not engage in any business or activity or incur any debts or liabilities except (x) in connection therewith or (y) in connection with the acquisition, owning or disposing of equity securities of us or any of our subsidiaries.
Anti-Takeover Provisions
Our Certificate of Incorporation and Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.
Loss of voting rights. If at any time any person or group (other than a record holder of Class B common stock, Ares Owners, a Holdco Member or any of their respective affiliates, or a direct or subsequently approved transferee of the foregoing) beneficially owns 20% or more of any class of our stock then outstanding, that person or group will lose voting rights on all of its shares of stock and such shares of stock may not be voted on any matter as to which such shares may be entitled to vote and will not be considered to be outstanding when sending notices of a meeting of stockholders, calculating required votes, determining the presence of a quorum or for other similar purposes, in each case, as applicable and to the extent such shares of stock are entitled to any vote. These restrictions do not apply to our Class B common stock or Class C common stock.
Requirements for advance notification of stockholder proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals brought forth at annual or special meetings of our stockholders. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may deter, delay or discourage a potential acquirer from attempting to influence or obtain control of our company.
Special stockholder meetings. Our Certificate of Incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors, a record holder of Class B common stock or stockholders representing 50% or more of the voting power of the outstanding stock of the class or classes of stock which are entitled to vote at such meeting. Class A common stock and Class C common stock are considered the same class of common stock for this purpose.
Stockholder action by written consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Certificate of Incorporation provides otherwise or it conflicts with the rules of the NYSE. Our Certificate of Incorporation permits stockholder action by written consent by stockholders other than the Class B Stockholder only if consented to by the board of directors in writing.

Amendments to our Certificate of Incorporation requiring Class B Stockholder approval. Except as otherwise expressly provided by applicable law or any certificate of designation for any series of our preferred stock, on any date on which the Ares Ownership Condition is satisfied, only the record holders of Class B common stock shall have the right to vote on certain amendments to our Certificate of Incorporation that are proposed by our board of directors. Such amendments include:
(i) any amendment that our board of directors has determined:
(a) is necessary or appropriate in connection with (x) a pro rata distribution of shares of our stock or of options, rights, warrants or appreciation rights relating to shares of our stock or (y) a subdivision or combination of our stock,
(b) based on the advice of counsel, is necessary or appropriate to prevent us or the Indemnitees from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, or
(c) is necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency;
(ii) any amendment that is expressly permitted by our Certificate of Incorporation to be voted on solely by the record holders of Class B common stock; or
(iii) any amendment that reflects a merger or conveyance pursuant to certain provisions of our Certificate of Incorporation that do not require stockholder approval for such a merger or conveyance.
Super-majority requirements for certain amendments to our Certificate of Incorporation. Except for amendments to our Certificate of Incorporation that require the sole approval of the record holders of Class B common stock, any amendments to our Certificate of Incorporation require the vote or consent of stockholders holding at least 90% of the voting power of our Class A common stock and Class C common stock, voting together as a single class, unless we obtain an opinion of counsel confirming that such amendment would not affect the limited liability of any of our stockholders under the DGCL. Any amendment of this provision of our Certificate of Incorporation also requires the vote or consent of stockholders holding at least 90% of the voting power of our Class A common stock and Class C common stock, voting together as a single class.
Merger, sale or other disposition of assets. Our Certificate of Incorporation provides that we may, with the approval of the record holders of at least a majority in voting power of our Class A common stock and Class C common stock, and, on any date on which the Ares Ownership Condition is satisfied, with the approval of the record holders of our Class B common stock, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or consummate any merger, consolidation or other similar combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, except that no approval of our Class A common stock and Class C common stock shall be required in the case of certain limited transactions involving our reorganization into another limited liability entity where the governing instruments of the resulting entity provide our stockholders with substantially the same rights and obligations as are contained in our Certificate of Incorporation. We may in our sole discretion mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our Class A common stock and Class C common stock. We may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our Class A common stock and Class C common stock.
Preferred stock. If holders of any preferred stock that we may issue have the right to require us to redeem all or a portion of their series of preferred stock upon the occurrence of a change of control event, third parties may be discouraged from pursuing certain transactions with us that may otherwise be in the best interest of our stockholders.

Choice of forum. The Court of Chancery of the State of Delaware (or, solely to the extent that the Court of Chancery lacks subject matter jurisdiction, any other court in the State of Delaware with subject matter jurisdiction) is the exclusive forum for resolving any claims, suits, actions or proceedings arising out of or relating in any way to our Certificate of Incorporation (including any claims, suits or actions to interpret, apply or enforce (i) the provisions of our Certificate of Incorporation or our Bylaws, (ii) our duties, obligations or liabilities to our stockholders, or of our stockholders to us, or among our stockholders, (iii) the rights or powers of, or restrictions on, us or any of our stockholders, (iv) any provision of the DGCL or (v) any other instrument, document, agreement or certificate contemplated by any provision of the DGCL relating to us (regardless of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)).
Business Combinations
We have opted out of Section 203 of the DGCL, which provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.
Indemnification of Directors and Officers
Our Certificate of Incorporation provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, whether arising from acts or omissions to act occurring on, before or after the date of its Certificate of Incorporation, on an after tax basis: (a) each member of our board of directors and each of our officers, (b) each record holder of Class B common stock, (c) our Former General Partner, (d) any person or entity who is or was a tax matters partner or partnership representative, member, manager, officer or director of any record holder of Class B common stock or our Former General Partner, (e) any member, manager, officer or director of any record holder of Class B common stock or our Former General Partner who is or was serving at the request of any record holder of Class B common stock or our Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person or entity; provided that such a person or entity will not be indemnified solely for providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (f) any person or entity who controls any record holder of Class B common stock or the Former General Partner and (g) any person a record holder of Class B common stock, in its sole discretion, designates as an Indemnitee.
We agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. Any indemnification under these provisions will only be out of our assets. We are not personally liable for, and do not have any obligation to contribute or loan funds or assets to the board of directors to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Certificate of Incorporation.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock, non-voting common stock, Class B common stock and Class C common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11210, and its telephone number is (877) 681-8121.
Listing
Our Class A common stock is listed on the NYSE under the ticker symbol “ARES”.